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FORM 3

                                               U.S. SECURITIES AND EXCHANGE COMMISSION
                                                        Washington, DC 20549

                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

                        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a)
                                 of the Public Utility Holding Company Act of 1935 or Section 30(f)
                                                of the Investment Company Act of 1940

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
1. Name and Address                 2. Date of Event Requiring  4. Issuer Name and Ticker or Trading Symbol
   of Reporting Person*                Statement
                                       (Month/Day/Year)              MPW Industrial Services Group, Inc. "MPWG"
   Rockwell   Douglas         C.
-----------------------------------      7/29/99
   (Last)    (Middle)      (First)
                                   ------------------------------------------------------------------------------------------------

     9711 Lancaster Road, S.E.      3. IRS Identification       5. Relationship of Reporting Person       6.  If Amendment, Date of
-----------------------------------    Number of Reporting         to Issuer                                  Original
             (Street)                  Person, if an Entity          (Check all applicable)                   (Month/Day/Year    N/A
                                       (Voluntary)                      Director         10% Owner
  Hebron      Ohio      43025                                       ---               ---                 -------------------------
-----------------------------------           N/A                    X  Officer (give    Other
  (City)     (State)    (Zip)                                      ---  title below) --- (specify        7. Individual or Joint/
                                                                                          below)             Group Filing (Check
                                                                  Vice President, New Business Strategies    applicable line)
----------------------------------------------------------------------------------------------------------    X   Form  filed by
                                                                                                             ---  One Reporting
                                                                                                                  Person
-----------------------------------------------------------------------------------------------------------  ---  Form filed by
                                                                                                                  More than One
                                                                                                                  Reporting
                                                                                                                  Person
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                                       TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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1. Title of Security                2. Amount of Securities                3. Ownership                 4. Nature of Indirect
   (Instr. 4)                          Beneficially Owned (Intr. 4)           Form: Direct (D)             Beneficial Ownership
                                                                              or Indirect (I)              (Instr. 4)
                                                                              (Instr. 5)
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Common Stock                                       0                             N/A                            N/A
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* If the Form is filed by more than one Reporting Person, see Instruction 5(b)(v).

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.                (Over)

                                                      (Print or Type Responses)
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FORM 3 (CONTINUED)
         TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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
1. Title of               2.    Date           3.    Title and              4.  Conversion  5.  Ownership   6. Nature of Indirect
   Derivative Security          Exercisable          Amount of Securities          or           Form of        Beneficial Ownership
   (Instr. 4)                   and Expiration       Underlying Derivative      Exercise        Derivative         (Instr. 5)
                                Date                 Security (Instr. 4)        Price of        Security
                                (Month/Day/                                     Deri-           Direct (D)
                                Year)                                           vative          or Indirect
                         --------------------------------------------------     Security        (I) (Instr. 5)
                             Date     Expira-        Title        Amount or
                             Exer-    tion                        Number of
                             cisable  Date                        Shares

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  Employee Stock Option        1     2/16/09       Common Stock    35,000         $9.75             D              N/A
  (right to buy)
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Explanation of Responses:



   **Intentional misstatements or omissions of facts constitute Federal
       Criminal Violations.                                                                    /s/ C. Douglas Rockwell        8/9/99
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                    ---------------------------------------
                                                                                             **Signature of Reporting Person  Date
   Note.  File three copies of this form, one of which must be manually signed.  If space provided is insufficient, See Instruction 6 for procedure.

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                                                          (Print or Type Responses)

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(1)  Exercisable in annual increments of 8,750 each beginning on February 16, 2000, the first anniversary date of grant.

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